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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated January 8, 1998 relating to the financial statements of Evolving Systems, Inc. as of and for the nine-month period ended September 30, 1997, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the nine-month period ended September 30, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Boulder, Colorado
January 8, 1998